EXHIBIT 99.1

Lisa Laukkanen, (408) 943-0777, ir@stratexnet.com

FOR IMMEDIATE RELEASE

STRATEX NETWORKS ANNOUNCES

THIRD QUARTER FISCAL YEAR 2004 FINANCIAL RESULTS

Company Reports Strong Orders and Sequential Revenue Growth

SAN JOSE, Calif., January 21, 2004—Stratex Networks, Inc. (NASDAQ: STXN), a leading provider of wireless transmission solutions, today reported financial results for the third quarter of fiscal year 2004, ended December 31, 2003. Net sales totaled $40.3 million for the third quarter of fiscal year 2004 compared to $49.3 million reported in the third quarter of fiscal 2003. Net loss in the third quarter of fiscal year 2004 was $9.9 million or $0.12 per share, compared to a net loss of $16.2 million or $0.20 per share reported in the third quarter of fiscal year 2003. The third quarter of fiscal year 2003 included restructuring and other special charges of $13.2 million. There were no restructuring or other special charges in the third quarter of fiscal year 2004.

Stratex Networks received $50.4 million in new orders during the quarter. The backlog as of December 31, 2003 was $52 million.

“Revenue for the third quarter was at the high end of our expectations,” stated Charles D. Kissner, Chairman and Chief Executive Officer, “and was driven by strengthening demand for network capacity and increasing interest in our specific solutions. Orders were particularly strong, reflecting high interest in the new Eclipse platform. More than $4.5 million of Eclipse system orders were recorded, and a significant portion of non-Eclipse product orders were driven by interest in Eclipse. We’re encouraged by this trend, with our third consecutive quarter of orders increases. This trend is now beginning to be reflected in our top line.”

“As previously announced, at the beginning of the quarter we completed the acquisition of Plessey Broadband Wireless, a license-exempt microwave transmission product company. We have now integrated Plessey operations into our company and early indications are quite positive,” concluded Mr. Kissner.

STRATEX NETWORKS, INC. REPORTS THIRD QUARTER

FISCAL YEAR 2004 FINANCIAL RESULTS

Stratex Networks also announced that it has renewed its revolving credit facility with Silicon Valley Bank and increased the amount available under the credit agreement to $35 million, of which up to $25 million can be borrowed on a long-term basis. Stratex had previously indicated that it expected to use cash during the rollout period of the new Eclipse product platform. Commencement of commercial shipments of Eclipse was recently announced.

A conference call with company management will follow this announcement at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). Investors are invited to listen to the call live via the Internet at www.stratexnet.com. Investors can listen via telephone by dialing (877) 543-9372 domestic or (706) 643-3737 international and entering conference identification number 4959727. A telephone replay using the same conference identification number will be accessible at (800) 642-1687 domestic or (706) 645-9291 international beginning approximately two hours after conclusion of the live call. The Internet link and telephone replay will be available for a period of two weeks following the conference call.

About Stratex Networks: With headquarters in San Jose, California, Stratex Networks, Inc. is one of the world’s leading providers of high-speed wireless transmission solutions. Since it was founded in 1984, Stratex Networks has achieved international recognition for quality, innovation, and technical superiority in delivering data, voice, and video communication systems, including comprehensive service and support. Stratex Networks, with its broad product offering and worldwide sales and support organization, is strategically positioned to serve its customers’ needs in wireless high-capacity transmission technology. Additional information is available at www.stratexnet.com.

Safe Harbor Statement: This press release contains statements that qualify as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995, including statements relating to the general demand for network capacity, interest in our solutions, integrated Plessey operations, Eclipse system orders and future revenues. These forward-looking statements are based on current expectations and the Company assumes no obligation to update this information. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of certain risk factors including negative trends in the general economic condition of the worldwide economy, order cancellations, postponements in product deliveries resulting in delayed revenue recognition, increased competition, downward pressures on the price of the Company’s products and services and the introduction of competing products and technologies. In addition, orders and backlog are not necessarily indicative of revenue in any future period. For a further discussion of these and other factors that impact the Company’s business in general, see the information provided under the heading “Factors That May Affect Future Financial Results” in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, filed with the Securities and Exchange Commission on November 13, 2003.

—Tables to follow—

STRATEX NETWORKS, INC. REPORTS THIRD QUARTER

FISCAL YEAR 2004 FINANCIAL RESULTS

CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands)

	December 31, 2003	March 31, 2003
	(unaudited)
Assets
Cash and short-terms investments	$55,246	$90,182
Accounts receivable, net	35,193	31,072
Inventories	27,324	20,307
Other current assets	10,402	14,032

Total current assets	128,165	155,593
Property & equipment, net	30,230	28,836
Other assets	3,506	356

Total assets	$161,901	$184,785

Liabilities and Stockholders’ Equity
Accounts payable	$26,354	$23,095
Other current liabilities	22,136	29,745

Total current liabilities	48,490	52,840
Other liabilities	16,207	19,145

Total liabilities	64,697	71,985

Stockholders’ equity	97,204	112,800

Total liabilities and stockholders’ equity	$161,901	$184,785

STRATEX NETWORKS, INC. REPORTS THIRD QUARTER

FISCAL YEAR 2004 FINANCIAL RESULTS

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2003	2002	2003	2002
Net sales	$40,250	$49,265	$113,099	$151,144
Cost of sales	34,151	35,411	92,591	114,006

Gross profit	6,099	13,854	20,508	37,138

Operating expenses:
Research and development	4,396	3,351	12,264	10,433
Selling, general and administrative	10,873	12,418	31,318	40,194
Amortization of intangible assets	407	—	407	—
Restructuring and other charges (credit)	—	13,189	(3,550)	27,362

Total operating expenses	15,676	28,958	40,439	77,989

Operating loss	(9,577)	(15,104)	(19,931)	(40,851)
Other income (expense)	(196)	(644)	(7)	(840)
Permanent impairment of investments	—	(20)	—	(412)

Loss before provision for income taxes	(9,773)	(15,768)	(19,938)	(42,103)
Provision for income taxes	128	396	340	1,339

Net loss	$(9,901)	$(16,164)	$(20,278)	$(43,442)

Basic and diluted net loss per share	$(0.12)	$(0.20)	$(0.24)	$(0.53)
Basic and diluted weighted average shares outstanding	83,801	82,615	83,151	82,496

###